Exhibit 99.(h)(2)

Fee Waiver Agreement

EULAV Asset Management, LLC. (the “Adviser”) and Value Line Securities, Inc. (the “Distributor”) each agree to extend the following fee waivers:

Value Line Larger Companies Fund, Inc.: The Distributor waives .25% of the Rule 12b-1 fee for the period May 1, 2010-April 30, 2011.

Value Line Fund, Inc.: On the first $100 million of the Fund’s average daily net assets, the Adviser waives .10% of the advisory fee; on any additional assets, the Adviser waives .15% of the advisory fee, in each instance for the period May 1, 2010-April 30, 2011. The Distributor waives .25% of the Rule 12b-1 fee for the period May 1, 2010-April 30, 2011.

Value Line U.S. Government Money Market Fund, Inc.: The Distributor waives .25% of the Rule 12b-1 fee for the period May 1, 2010-April 30, 2011.

Value Line Strategic Asset Management Trust: The Distributor waives .15% of the Rule 12b-1 fee for the period May 1, 2010-April 30, 2011.

Value Line Centurion Fund, Inc.: The Distributor waives .15% of the Rule 12-1 fee for the period May 1, 2010-April 30, 2011.

Value Line Income and Growth Fund, Inc.: The Distributor waives .05% of the Rule 12b-1 fee for the period March 1, 2010 – April 30, 2011.

Dated this 23rd day of February, 2010

On behalf of the Distributor and the Adviser,

Mitchell Appel, President
EULAV Asset Management, LLC.
Value Line Securities, Inc.

Received:

Emily Washington, Treasurer
Value Line Mutual Funds